EXHIBIT 99.1

                 MERCHANTS & MANUFACTURERS BANCORPORATION, INC.
                              *** PRESS RELEASE ***

                         3RD QUARTER EARNINGS ANNOUNCED

Brookfield, WI (November 4, 2004). Merchants & Manufacturers Bancorporation, Inc. ("Merchants") announced third quarter 2004 earnings of $1.9 million, or $0.55 per diluted share, compared to $2.1 million or $0.66 per diluted share for the third quarter 2003, representing a 8.04% decrease in net income and a 16.67% decrease in diluted earnings per share.

Net income for the nine months ending September 30, 2004 was $4.8 million; a 21.7% decrease from the $6.2 million earned for the same period in 2003. Diluted earnings per share for the nine months of 2004 were $1.41, a 27.3% decrease from the $1.94 earned in the same period in 2003.

The decrease in net income for the current quarter compared to the prior year is partially attributed to a lower net interest margin. The decline in net interest margin was due to the reduction in asset yields, as we positioned our balance sheet for an increasing interest rate environment and by the increased amortization of purchase accounting premiums associated with our acquisitions.

Net income has also been impacted by a number of items, including comparisons to unusually high gains on sales of loans and a significant reversal in the valuation allowance on our mortgage servicing rights during the 2003 third quarter. In addition, expenses related to complying with the Sarbanes-Oxley Act of 2002 and our "Vision Unlimited" centralization project accounted for the reduction in third quarter and year to date net income. Taken together, these four items reduced our earnings by approximately $1.2 million pre-tax, or $0.25 per diluted share after-tax for the quarter and eliminate approximately $2.9 million pre-tax, or $0.62 per diluted share after-tax for the year-to-date."

The quarter-to-quarter and year-to-date comparisons are impacted by Merchants' acquisition of Random Lake Bancorp, Limited ("Random") and its subsidiary Wisconsin State Bank ("WSB") on August 12, 2004. The acquisition was accounted for using the purchase method of accounting, and accordingly, the assets and liabilities of Random were recorded at their respective fair values on the acquisition date. Merchants acquired approximately $102.3 million in assets, $72.9 million in loans, $80.0 million in deposits and recognized goodwill and intangible assets of approximately $6.1 million related to the transaction.

The quarter-to-quarter and year-to-date comparisons are also impacted by Merchants' completion of the Reedsburg Bancorporation, Inc. ("Reedsburg") acquisition on November 1, 2003. This acquisition was accounted for using the purchase method of accounting, and accordingly, the assets and liabilities of Reedsburg were recorded at their respective fair values on November 1, 2003. Merchants acquired approximately $141.8 million in assets, $97.2 million in loans, $120.6 million in deposits and recognized goodwill and intangible assets of approximately $19.1 million related to the transaction.

The year-to-date comparisons are also impacted by Merchants' May 1, 2003 acquisition of Keith C. Winters & Associates, LTD. ("KCW"). KCW is a tax preparation and tax consultation firm with offices located in Franklin, Brookfield and Milwaukee, Wisconsin.

continued on page 2

MERCHANTS & MANUFACTURERS BANCORPORATION, INC.
PAGE 2

PRESS RELEASE - 9/30/04

Merchants' total assets increased 39.4% from $949.4 million at September 30, 2003, to $1.3 billion at September 30, 2004. Gross loans increased 37.0% from $735.5 million at September 30, 2003, to $1.0 billion at September 30, 2004. Total deposits grew 31.4% from $760.1 million at September 30, 2003 to $998.6 million at September 30, 2004. Our balance sheet growth since September 30, 2003 is due to internal growth as well as the acquisitions of Reedsburg and WSB.

Michael J. Murry, Chairman, stated, "2004 has been and is going to be a year of transition for our organization. Through a company-wide project called "Vision Unlimited", we are in the process of standardizing policies and procedures across the organization and centralizing many operational functions. In addition, we are converting all of the banks to a single data processing platform. As of September 30, 2004 five of the six recently acquired banks have been converted to the new system. We expect these changes will allow us to better manage risk, operate more efficiently and serve customers better. Each of our community banks will continue to keep its name, charter, board of directors and management teams but will transition its human resources from the bank's operational activities to customer related activities. Bank employees will have the tools and resources they need to effectively focus on customer service, customer retention and customer prospecting. While we expect these changes to enhance shareholder value in the long run, a transition of this magnitude will involve short-term costs, which we expect will range between $850,000 and $1.0 million before tax in 2004. Through September 30, 2004 we have expended approximately $475,000 relating to this project."

"We are also facing two other significant challenges in 2004. Like all public companies, we are working towards compliance with the Sarbanes-Oxley Act of 2002. While we are utilizing an outside third party at a significant cost, compliance with Sarbanes-Oxley is largely being accomplished internally through our "Vision Unlimited" project. We originally expected our Sarbanes-Oxley compliance costs would range from $300,000 to $400,000 in 2004. However, based on the review of tasks completed to date, we now expect this expense to amount to range from $400,000 to $500,000. Through September 30, 2004 we have expended approximately $333,000 relating to this project. In addition, like hundreds of other Wisconsin banking organizations, we are in discussion with the Wisconsin Department of Revenue ("WDR") regarding the tax treatment of our Nevada investment subsidiaries. Nevada does not have an income tax and historically the earnings of these Nevada investment subsidiaries have not been subject to taxation in Wisconsin. We believe that we have complied with private letter rulings the WDR previously issued in connection with the formation and operation of our Nevada investment subsidiaries. However, the effect and intent of these rulings is in question and the WDR may take the position that some or all of the income of our Nevada investment subsidiaries is allocable to their Wisconsin corporate parents and taxable in Wisconsin. The WDR may also take the position that such a reallocation should apply to prior open tax years. The result of these discussions with the WDR could materially increase our future income tax expense and could also result in a significant current year tax charge." As of September 30, 2004 we have not come to an agreement with the WDR and have not reserved for potential future payments to the WDR."


continued on page 3

MERCHANTS & MANUFACTURERS BANCORPORATION, INC.
PAGE 3

PRESS RELEASE - 9/30/04

Net interest income was $10.9 million for the third quarter of 2004 compared to $8.7 million for the same time period of 2003 and $30.8 million for the nine-month period of 2004 compared to $25.8 million for the same period in 2003. The increase is due to the revenue resulting from the acquisitions of Reedsburg and WSB, as well as to the increase in loan volume funded by the growth in deposits and borrowings. Net interest margin was 3.76% for the third quarter of 2004 compared to 3.92% for the same period in 2003. The decline in net interest margin was due to a reduction in asset yields as we positioned our balance sheet for an increasing interest rate environment and by the increased amortization of purchase accounting premiums associated with our acquisitions. The pressure on the net interest margin in 2003 began to stabilize in 2004 producing an increasing net interest margin since the fourth quarter of 2003. Recent increases in market interest rates should improve the net interest margin as our balance sheet is positioned to take advantage of increasing rates.

Merchants' provision for loan losses was $431,000 for the third quarter of 2004 compared to $372,000 for the same quarter of 2003. Merchants' ratio of allowance for loan losses to total loans was 1.06% and 1.08% at September 30, 2004 and 2003, respectively. The ratio of allowance for loan losses to non-performing loans was 199.7% at September 30, 2004 compared to 200.8% at September 30, 2003. Asset quality remains strong as non-performing assets equaled 0.56% of total assets at September 30, 2004 compared to 0.62% at September 30, 2003.

Non-interest income for the third quarter of 2004 was $3.2 million and $8.6 million for the nine months ending September 30, 2004, compared to $3.0 million for the third quarter of 2003 and $8.4 million for the nine months of 2003, an increase of 5.5% for the third quarter and an increase of 2.2% year-to-date. Service charges on deposit accounts increased $342,000 for the quarter ended September 30, 2004 and $616,000 year-to-date 2004 versus 2003. The growth in non-interest income can be partially attributed to our acquisitions. The Reedsburg Bank generated $893,000 of non-interest income during the third quarter of 2004 and $1.4 million during the first nine months of 2004. KCW generated $497,000 of additional income during the nine months of 2004 compared to the same period in 2003. In addition, net gains on the sale of both assets and securities amounted to $348,000 for the first nine months of 2004 compared to $3,000 during the same period in 2003. These gains were offset by a decrease in our mortgage servicing activity and secondary marketing operations due to the reduction in refinancing activity. The gains on sales of mortgage loans decreased $498,000 when comparing the third quarter 2004 with the same period in 2003 and decreased $1.4 million year-to-date 2004 versus the same period in 2003. In addition, the income associated with the change in the valuation of our mortgage servicing rights has decreased $345,000 when comparing the third quarter 2004 with the same period in 2003 and decreased $690,000 during the nine months of 2004 compared to the same period in 2003.


continued on page 4

MERCHANTS & MANUFACTURERS BANCORPORATION, INC.
PAGE 4

PRESS RELEASE - 9/30/04


Non-interest expense was $11.0 million for the third quarter of 2004 and $31.3 million for the first nine months of 2004, compared to $8.2 million for the third quarter of 2003 and $23.8 million for the first nine months of 2003, an increase of 35.0% and 31.5%, respectively. Salaries and employee benefits increased $1.3 million for the quarter and $4.0 million year-to-date, occupancy expense increased $403,000 for the quarter and $766,000 year-to-date and other non-interest expense increased $605,000 for the quarter and $1.8 million year-to-date. The growth in non-interest expense is partially affected by the acquisitions of Reedsburg, KCW and WSB. The Reedsburg and WSB operations added $1.7 million of expenses in the third quarter of 2004 and the KCW, Reedsburg and WSB operations added $4.6 million of expenses in the nine months of 2004. The increase in non-interest expense can also be attributed to expenses incurred by implementing our "Vision Unlimited" project as well as the cost of complying with Sarbanes-Oxley. Through September 30, 2004 these costs have amounted to $808,000.

On November 21, 2003 Merchants declared a 10% stock dividend on the Corporation's common stock to shareholders of record on December 1, 2003 payable on December 15, 2003. All of the prior per share data have been restated to reflect the 10% stock dividend.


UNAUDITED            For the Three Months ended September 30,
---------            ----------------------------------------
                        2004            2003           Change
                        ----            ----           ------
Net Income           $    1.934      $    2.103         (8.04%)
Basic EPS            $    0.55       $    0.66         (16.67%)
Diluted EPS          $    0.55       $    0.66         (16.67%)

UNAUDITED             For the Nine Months ended September 30,
---------            ------------------------------------------
                        2004            2003            Change
                        ----            ----            ------
Net Income           $    4.813      $    6.150        (21.74%)
Basic EPS            $    1.42       $    1.95         (27.18%)
Diluted EPS          $    1.41       $    1.94         (27.32%)

Figures in millions except for earnings per share

Merchants & Manufacturers Bancorporation, Inc. is a financial holding company headquartered in Brookfield, Wisconsin, a suburb of Milwaukee. Through our Community Financial Group network, we operate seven banks in Wisconsin (Community Bank Financial, Fortress Bank Westby, Franklin State Bank, Grafton State Bank, Lincoln State Bank, The Reedsburg Bank and Wisconsin State Bank), one bank in Minnesota (Fortress Bank Minnesota) and one bank in Iowa (Fortress Bank Cresco). Our banks are separately chartered with each having its own name, management team, board of directors and community commitment. Together, our banks operate 43 offices in the communities they serve with more than 100,000 clients and total assets of $1.3 billion. In addition to traditional banking services, our Community Financial Group network also provides our clients with a full range of financial services including investment and insurance products, residential mortgage services, private banking capabilities and tax consultation and tax preparation services. Merchants' shares trade on the "bulletin-board" section of the NASDAQ Stock Market under the symbol "MMBI."


continued on page 5

MERCHANTS & MANUFACTURERS BANCORPORATION, INC.
PAGE 5

PRESS RELEASE - 9/30/04

Certain statements contained in this press release constitute or may constitute forward-looking statements about Merchants which we believe are covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

This release contains forward-looking statements concerning the Corporation's prospects that are based on the current expectations and beliefs of management. When used in written documents, the words anticipate, believe, estimate, expect, objective and similar expressions are intended to identify forward-looking statements. The statements contained herein and such future statements involve or may involve certain assumptions, risks and uncertainties, many of which are beyond the Corporation's control, that could cause the Corporation's actual results and performance to differ materially from what is expected. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of the Corporation: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; disintermediation; the cost of funds; general market rates of interest; interest rates or investment returns on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; and changes in the quality or composition of the Corporation's loan and investment portfolio; and the result of the Corporation's discussions with the WDR. Such uncertainties and other risk factors are discussed further in the Corporation's filings with the Securities and Exchange Commission. The Corporation undertakes no obligation to make any revisions to forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.


For more information contact:

Michael J. Murry, Chairman of the Board of Directors - (414) 425-5334

James Mroczkowski, Executive Vice President and Chief Financial Officer -
(262) 790-2127


continued on page 6

MERCHANTS & MANUFACTURERS BANCORPORATION, INC.                            PAGE 6

PRESS RELEASE - 9/30/04

UNAUDITED

                                                   At or for the Three Months ended Sept. 30
                                                    (Amounts In Thousands, Except Share and
                                                              Per Share Amounts)
                                                   --------------------------------------------
FOR THE PERIOD:                                        2004             2003          % change
                                                   ------------     ------------     ----------
Interest Income                                    $     15,877     $     12,463         27.39%
Interest Expense                                          5,003            3,770         32.71%
                                                   ------------     ------------     ---------
  Net Interest Income                                    10,874            8,693         25.09%

Provision for Loan Losses                                   431              372         15.86%

Non-Interest Income                                       3,209            3,043          5.46%
Non-Interest Expense                                     11,042            8,178         35.02%
                                                   ------------     ------------     ---------
Net Before Tax                                            2,610            3,186        (18.08%)
Income Tax                                                  676            1,083        (37.58%)
                                                   ------------     ------------     ---------
Net Income                                         $      1,934     $      2,103         (8.04%)
                                                   ============     ============     =========


END OF PERIOD:                                       9/30/04           9/30/03        % change
                                                   ------------     ------------     ----------

Assets                                             $  1,323,460     $    949,382         39.40%
Loans                                                 1,007,498          735,475         36.99%
Allowance for Loan Losses                                10,724            7,927         35.28%
Deposits                                                998,621          760,119         31.38%
Shareholders' Equity                                     93,500           73,138         27.84%

PER SHARE:

Net Income (basic)                                 $       0.55     $       0.66        (16.67%)
Net Income (diluted)                               $       0.55     $       0.66        (16.67%)
Book Value                                         $      25.48     $      21.02         21.22%
Dividends Declared                                 $       0.18     $       0.17          5.88%

Average Shares Outstanding (basic)                    3,517,569        3,162,783
Average Shares Outstanding (diluted)                  3,530,769        3,182,398
Ending Shares Outstanding                             3,670,145        3,163,193

KEY RATIOS:

Net Interest Margin                                        3.76%            3.92%
Return on Average Assets                                   0.61%            0.88%
Return on Average Common Equity                            9.03%           11.43%

Shareholders Equity to Assets Ratio                        7.06%            7.70%
Tier 1 Capital to Average Assets Ratio                     7.18%            7.54%

Non-performing Loans/Total Loans                           0.53%            0.54%
Non-performing Assets/Total Assets                         0.56%            0.62%
Allowance for Loan Losses/
  non-performing Loans                                   199.70%          200.79%


continued on page 7

MERCHANTS & MANUFACTURERS BANCORPORATION, INC.                            PAGE 7

PRESS RELEASE - 9/30/04

UNAUDITED

                                                          For the Nine Months ended Sept. 30,
                                                     ------------------------------------------
FOR THE PERIOD:                                         2004             2003           Change
                                                     ----------       ----------       --------
Interest Income                                      $   44,821       $   37,739         19.72%
Interest Expense                                         14,048           11,669         20.39%
                                                     ----------       ----------       -------
  Net Interest Income                                    30,773           25,770         19.41%

Provision for Loan Losses                                 1,332            1,014         31.36%

Non-Interest Income                                       8,558            8,376          2.17%
Non-Interest Expense                                     31,265           23,782         31.46%
                                                     ----------       ----------       -------
Net Before Tax                                            6,734            9,350        (27.98%)
Income Tax                                                1,921            3,200        (39.97%)
                                                     ----------       ----------       -------
Net Income                                           $    4,813       $    6,150        (21.74%)
                                                     ==========       ==========       =======
PER SHARE:
Net Income (basic)                                   $     1.42       $     1.95        (27.18%)
Net Income (diluted)                                 $     1.41       $     1.94        (27.32%)
Dividends Declared                                   $     0.54       $     0.52          3.85%

Average Shares Outstanding (basic)                    3,395,336        3,162,965
Average Shares Outstanding (diluted)                  3,421,026        3,177,422

KEY RATIOS:
Net Interest Margin                                        3.76%            3.99%
Return on Average Assets                                   0.54%            0.89%
Return on Average Common Equity                            7.79%           11.54%